Filed Pursuant to Rule 433

Registration No. 333-223208

August 2, 2019

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Stock-Linked Underlying Supplement dated February 26, 2018)

Linked to the common stock of WestRock Company

►	Quarterly contingent coupon payments at a rate of at least 2.5375% (equivalent to at least 10.15% per annum) (to be determined on the Trade Date), payable if the closing price of the Reference Stock on the applicable Coupon Observation Date is greater than or equal to 70.00% of the Initial Price

►	Callable quarterly at our option at the principal amount plus the applicable contingent coupon on each Call Payment Date

►	If the Notes are not called and the Reference Stock declines by more than 30.00%, there is full exposure to declines in the Reference Stock, and you will lose all or a portion of your principal amount.

►	Approximate 1 year term if not called prior to maturity

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Callable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $947.00 and $987.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.10% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 1 year term if not called prior to maturity.
Reference Asset	The common stock of WestRock Company (NYSE symbol: WRK)
Call Feature

The Notes may be called at our option on any Call Payment Date.(2)

In that case, you will receive a payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the coupon payment payable on the corresponding Coupon Payment Date[2]

Contingent Coupon Rate	At least 2.5375% per per quarter (equivalent to at least 10.15% per annum) (to be determined on the Trade Date)
Contingent Coupon

If the Official Closing Price of the Reference Stock is greater than or equal to the Coupon Trigger on a Coupon Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of the Reference Stock is less than the Coupon Trigger on a Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

Coupon Trigger	70.00% of the Initial Price
Barrier Price	70.00% of the Initial Price
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■        If the Reference Return is greater than or equal
to -30.00%:

$1,000 + final Contingent Coupon

■        If the Reference Return is less than -30.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called and the Final Price of the Reference Stock is less than the Barrier Price, you will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to the Reference Stock, Final Price – Initial Price Initial Price
Trade Date	August 2, 2019
Pricing Date	August 1, 2019
Original Issue Date	August 6, 2019
Final Valuation Date(3)	August 3, 2020
Maturity Date(3)	August 6, 2020
CUSIP/ISIN	40435UUX0 / US40435UUX08

(1) As more fully described on page FWP-4.

(2) See page FWP-5 forCall Payment Dates, Coupon Observation Dates and Coupon Payment Dates.

(3) Subject to postponement as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement

The Notes

The Notes may be suitable for investors who believe that the price of the Reference Stock will not decrease significantly over the term of the Notes. So long as the Official Closing Price of the Reference Stock on a Coupon Observation Date is greater than or equal to the Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

On any Call Payment Date, your Notes may be called at our option and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Coupon Payment Date.

If the Notes are not called and the Final Price of the Reference Stock is greater than or equal to the Barrier Price, you will receive a Payment at Maturity equal to the Principal Amount of the Notes plus the final Contingent Coupon.

If the Notes are not called and the Final Price of the Reference Stock is less than the Barrier Price, you will lose 1% of your principal for every 1% decline in price of the Reference Stock from its Initial Price. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons, your return on the Notes will be negative.

FWP-2

Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Price of the Reference Stock on a Coupon Observation Date is greater than or equal to the Coupon Trigger, and whether the Final Price of the Reference Stock is greater than or equal to the Barrier Price. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Price of the Reference Stock is less than the Barrier Price. Even with any Contingent Coupons, your return on the Notes will be negative.

Information about the Reference Stock

WestRock Company provides corrugated packaging solutions. The Company offers merchandising displays, paperboard, folding cartons, kraft papers, protective packaging, and pulp.

The graphs above illustrate the performance of the Reference Stock from July 2, 2015 through August 1, 2019. Past performance is not necessarily an indication of future results. For further information on the Reference Stock please see “Information Relating to the Reference Stock” beginning on page FWP-13. We have derived all disclosure regarding the Reference Stock from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Stock.

FWP-3

HSBC USA Inc. Callable Contingent Income Barrier Notes

This document relates to a single offering of Callable Contingent Income Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the common stock of WestRock Company The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The common stock of WestRock Company (NYSE symbol: WRK)
Trade Date:	August 2, 2019
Pricing Date:	August 1, 2019
Original Issue Date:	August 6, 2019
Final Valuation Date:	August 3, 2020, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be August 6, 2020. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	The Notes are callable at our option, in whole, but not in part, on any Call Payment Date. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Coupon Observation Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Coupon Observation and Payment Dates:	Coupon Observation Dates	Coupon Payment Dates
	November 1, 2019	November 6, 2019	*
	February 3, 2020	February 6, 2020	*
	May 1, 2020	May 6, 2020	*
	August 3, 2020 (the Final Valuation Date)	August 6, 2020 (the Maturity Date)	*

*These Coupon Payment Dates are also Call Payment Dates

 Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Call Observation Dates:	The applicable Coupon Observation Dates, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates, as indicated above.

FWP-4

Contingent Coupon:

If the Official Closing Price of the Reference Stock is greater than or equal to the Coupon Trigger on a Coupon Observation Date, you will receive the Contingent Coupon of at least $25.375 per $1,000 (to be determined on the Trade Date) in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Price of the Reference Stock is less than the Coupon Trigger on a Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon Payments over the term of the Notes.

Contingent Coupon Rate:	At least 2.5375% per quarter (equivalent to at least 10.15% per annum) (to be determined on the Trade Date)
Reference Return:	With respect to the Reference Stock, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	$37.26, which was the Official Closing Price of the Reference Stock on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Stock Final on the Valuation Date.
Coupon Trigger and Barrier Price:	70.00% of the Initial Price.
Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■        If the Reference Return is greater than or equal to -30.00%:

$1,000 + final Contingent Coupon.

■        If the Reference Return is less than -30.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called prior to maturity and the Final Price of the Reference Stock is less than the Barrier Price, you may lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

Reference Return:	With respect to the Reference Stock, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
CUSIP/ISIN:	40435UUX0 / US40435UUX08
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

FWP-5

GENERAL

This document relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Stock, you should not construe that fact as a recommendation as to the merits of acquiring an investment in the Reference Stock or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Stock-Linked Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010772/tv486721_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes may be called at our option, in whole, but not in part, on each Call Payment Date. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Coupon Observation Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of the Reference Stock on the applicable Coupon Observation Date is greater than or equal to the Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 10.15% per annum (or at least $25.375 per $1,000 in Principal Amount per per quarter, if payable) (to be determined on the Trade Date).

Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return is greater than or equal to -30.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return is less than -30.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called prior to maturity and the Final Price of the Reference Stock is less than the Barrier Price, you may lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

FWP-6

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of the Reference Stock will be at or above the Coupon Trigger on most or all of the Coupon Observation Dates, and the Final Price of the Reference Stock will be at or above the Barrier Price.

▶	You seek a quarterly Contingent Coupon, based on the performance of the Reference Stock, that will be paid at the Contingent Coupon Rate of at least 10.15% per annum (to be determined on the Trade Date) if the Official Closing Price of the Reference Stock is greater than or equal to the Coupon Trigger on the applicable Coupon Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation the Reference Stock.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Reference Stock on a 1-to-1 basis if the Reference Return of the Reference Stock is less than -30.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes that will be callable at our option on any Call Payment Date, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and dividends or other distributions paid on the Reference Stock.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of the Reference Stock will be below the Coupon Trigger on most or all the Coupon Observation Dates, including the Final Valuation Date, and the Final Price of the Reference Stock will be below the Barrier Price.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Stock.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Stock on a 1-to-1 basis if the Reference Return of the Reference Stock is less than -30.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold the Notes that will be called at our option on any Call Payment Date, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Reference Stock.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

FWP-7

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the Reference Stock. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Price of the Reference Stock is less than the Barrier Price. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Reference Return of the Reference Stock is less than -30.00%.You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Reference Stock on a Coupon Observation Date is less than the Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Price of the Reference Stock is less than the Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the price of the Reference Stock.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Price of the Reference Stock is equal to or greater than the Barrier Price, regardless of any appreciation in the price of the Reference Stock, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payments to be made on the Notes, including any Contingent Coupon and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called at our option prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

FWP-8

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Stock and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the price of the Reference Stock at any time other than the Coupon Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Price of the Reference Stock on the Coupon Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Stock is greater than or equal to the Coupon Trigger during the term of the Notes other than on a Coupon Observation Date but then decreases on that Coupon Observation Date to a price that is less than the Coupon Trigger, the Contingent Coupon will not be payable for that Coupon Observation Date. Similarly, if the Notes are not called, even if the price of the Reference Stock is greater than or equal to the Barrier Price during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Barrier Price, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Stock prior to such decrease. Although the actual price of the Reference Stock on the Maturity Date or at other times during the term of the Notes may be higher than the price on the Coupon Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Price of the Reference Stock on the applicable Coupon Observation Dates.

FWP-9

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-10

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock relative to the Initial Price. We cannot predict the Official Closing Price of the Reference Stock on any Coupon Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stock or return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Reference Stock. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that we do not call the Notes and your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Price	$1,000.00*
▶	Hypothetical Barrier Price:	$700.00, 70.00% of the Initial Price
▶	Hypothetical Coupon Trigger:	$700.00, 70.00% of the Initial Price
▶	Hypothetical Contingent Coupon Rate:	10.15% per annum (2.5375% for each per quarter in which it is payable). The actual Contingent Coupon Rate will be at least 10.15% per annum and will be determined on the Trade Date. If the Official Closing Price of the Reference Stock on every Coupon Observation Date is greater than or equal to the Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $101.50 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Price of $1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Price. The actual Initial Price of the Reference Stock is set forth on page FWP-5 of this document.

FWP-11

Summary of the Examples

	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3
Initial Price	$1,000.00	$1,000.00	$1,000.00
Barrier Price	$700.00	$700.00	$700.00
Coupon Trigger	$700.00	$700.00	$700.00
Official Closing Price / Percentage Change on the:
First Coupon Observation Date	$650.00/-35.00%	$650.00/-35.00%	$600.00/-40.00%
Second Coupon Observation Date	$900.00/-10.00%	$650.00/-35.00%	$600.00/-40.00%
Third Coupon Observation Date	$1,050.00/5.00%	$885.00/-11.50%	$655.00/-34.50%
Final Valuation Date	$1,100.00/10.00%	$810.00/-19.00%	$600.00/-40.00%
Contingent Coupon Payment Amounts Prior to Maturity or Call	2 x $25.375 = $50.75	1 x $25.375 = $25.375	0 x $25.375 = $0.00
Payment at Maturity	$1,025.375	$1,025.375	$1,000 + ($1,000 x -40.00%) = $600.00
Return of the Notes	7.6125%	5.075%	-40.00%

Example 1— The Official Closing Price of the Reference Stock on Final Valuation Date is at or above the Coupon Trigger and the Barrier Price (above the Initial Price).

Because the Final Price of the Reference Stock is greater than or equal to the Barrier Price, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Payment at Maturity = $1,000 + $25.375 = $1,025.375

When added to the Contingent Coupon payment of $50.75 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,076.125 per Note, resulting in a 7.6125% return on the Notes. No extra payment will be made on account of the Reference Stocks closing above its Initial Price.

Example 2— The Official Closing Price of the Reference Stock on Final Valuation Date is at or above the Coupon Trigger and the Barrier Price (but below the Initial Price).

Because the Official Closing Price of the Reference Stock on the Final Valuation Date is at or above the Coupon Trigger and the Barrier Price, you will receive the Principal Amount plus the final Contingent Coupon payment. When added to the Contingent Coupon payments of $25.375 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,050.75 per Note, resulting in a 5.075% return on the Notes.

Example 3— The Official Closing Price of the Reference Stock on Final Valuation Date is below the Coupon Trigger and the Barrier Price.

Because the Final Price of the Reference Stock is less than the Barrier Price, you will receive $600.00 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 x -400%) = $600.00

Because there was no Contingent Coupon payable in respect of the prior Coupon Observation Dates, we will pay you a total of $600.00, resulting in a -40.00% return on the Notes.

If the Notes are not called and the Final Price of the Reference Stock is less than the Barrier Price, you will be exposed to any decrease in the price of the Reference Stock on a 1:1 basis and could lose up to 100% of your principal at maturity.

FWP-12

INFORMATION RELATING TO THE REFERENCE STOCK

Description of WestRock Company

WestRock Company provides corrugated packaging solutions. WestRock Company offers merchandising displays, paperboard, folding cartons, kraft papers, protective packaging, and pulp. Information filed by the Reference Stock with the SEC under the SEC under the Securities Exchange Act of 1934 can be located by reference to its SEC file number: 001-38736 or its CIK Code: 0001732845. The Reference Stock is listed and trades on the NYSE under symbol “WRK”.

The graph below illustrates the daily performance of this Underlying from July 2, 2015 through August 1, 2019 based on information from the Bloomberg Professional® service. Historical prices and past performance of this Underlying is not indicative of its future performance.

FWP-13

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to the Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.10% and per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as a single debt instrument. If a Note were treated as a single debt instrument, the Note would be treated as a single contingent short-term debt instrument.

We will not attempt to ascertain whether the issuer of the Reference Stock would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the issuer of the Reference Stock were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the Reference Stock, and consult your tax advisor regarding the possible consequences to you if the issuer of the Reference Stock is or becomes a PFIC or a USRPHC.

FWP-14

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES

FWP-15

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Callable Contingent Income Barrier Notes Linked to the common stock of WestRock Company

August 2, 2019

Free Writing Prospectus

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-11
Information Relating to the Reference Stock	FWP-13
Events of Default and Acceleration	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-14
U.S. Federal Income Tax Considerations	FWP-14

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58